Exhibit 99.1

JOINT FILER INFORMATION:

As a managing member of Blesbok LLC, Lowell J. Milken may be deemed to share the powers of voting and disposition of the securities described herein. The reporting persons disclaim beneficial ownership of the reported securities, except to the extent of their pecuniary interest therein. See Joint Filer Information below.

FORM 4 CONTINUATION SHEET

JOINT FILER INFORMATION

NAME:	Lowell J. Milken

ADDRESS:	1250 Fourth Street, Sixth Floor Santa Monica, California 90401

DESIGNATED FILER:	Michael R. Milken

ISSUER & TICKER SYMBOL:	Nobel Learning Communities, Inc. (NLCI)

DATE OF EVENT REQUIRING STATEMENT:	September 9, 2003

SIGNATURE:	/s/ LOWELL J. MILKEN

Lowell J. Milken, an individual